Exhibit 10.27

INDEPENDENT CONSULTANT AGREEMENT

This Agreement is made and entered into as of this 1st day of January 2011, between Robert Charles Golden (“Consultant”), and The Prudential Insurance Company of America, a New Jersey Corporation, with its principal place of business at 751 Broad Street, Newark, NJ 07102.

RECITALS

WHEREAS, Prudential desires to contract with Consultant to provide to it, on a specific project basis, certain professional expertise;

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

WHEREAS, Consultant acknowledges and understands that during the course of the performance of his undertakings under this Agreement, he will have access to or acquire certain Confidential Information of Prudential, as defined herein, that is exceptionally valuable to the Company and vital to the success of its business;

WHEREAS, Prudential and the Consultant desire to protect such Confidential Information from disclosure to third parties or use to the detriment of Prudential;

WHEREAS, Prudential and the Consultant further desire to provide for the assignment and protection of exclusive use for Prudential of Protected Works, as further defined herein; and

WHEREAS, both Consultant and Prudential desire to reduce to writing their agreement for Consultant to provide such services;

IT IS HEREBY AGREED AS FOLLOWS:

1. Term. The initial term of this Agreement shall commence on January 1, 2011, and shall end on December 31, 2011. Thereafter, this Agreement shall automatically renew for additional 30-day periods unless terminated by either party. Either party may terminate this Agreement effective as of the end of the initial term or the end of any renewal period with fifteen (15) days prior written notice to the other party. The initial term and any renewal periods shall be referred to collectively herein as the “Term.”

2. Scope of Services. This Agreement is for professional consulting services to be rendered by Consultant during the Term (the “Services”). During the Term, Consultant shall make himself available for up to ten days per month to provide the Services to Prudential at the direction of Mark Grier or Sharon Taylor, or their designees. The Services shall include, but not be limited to, providing advice and expertise on the transition and integration of various areas currently situated within the Corporate Operations & Systems organization to, among other areas, Financial Management and Corporate Human Resources.

3. Billing and Payment. As complete compensation to Consultant for his performance of the Services under this Agreement, Prudential shall pay Consultant a fee of Four Hundred Twenty Five Thousand Dollars and No Cents ($425,000.00) during the Term payable in twelve equal installments of Thirty Five Thousand Four Hundred Sixteen Dollars and Sixty Seven Cents ($35,416.67) (the “Retainer Fee”). Consultant’s Retainer Fee shall be paid following the submission of an invoice for payment from the Consultant.

The foregoing fee includes Consultant’s overhead and profit and all federal, state and local taxes applicable to the Services, including sales and use taxes. Upon termination of this Agreement, Prudential shall promptly pay Consultant all fees due and owing to Consultant through the date of such termination.

4. Independent Contractor Relationship. Consultant will be an independent contractor and not an employee of Prudential. Neither Consultant nor Prudential shall represent directly or indirectly that Consultant is an agent, employee, or legal representative of Prudential. Consultant shall not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of Prudential. Consultant shall only be responsible for the Services described above. In addition to all other obligations contained herein, Consultant agrees to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes that apply to the performance of the Services hereunder.

Consultant represents and warrants that Consultant is eligible to legally work in the United States and is free from any legal or contractual restraints prohibiting working or the exercise of skills, including employment agreements or non-competition agreements with other or former employers.

As an independent contractor, the mode, manner, method and means used by Consultant in the performance of Services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant’s daily schedule and hours worked under this Agreement on any given day shall generally be subject to Consultant’s discretion. Notwithstanding the foregoing, Consultant shall comply with reasonable work requests by Prudential. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.

5. Tax Treatment. Consultant and Prudential agree that Prudential will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that he is not entitled to unemployment benefits in the event this Agreement terminates, or worker’s compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes. Prudential will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law.

6. No Employee Benefits As A Consequence of Performing Under This Agreement. Consultant acknowledges and agrees that he shall not receive employee benefits of any kind from Prudential as a consequence of performing services under this Agreement. Consultant is excluded from participating in any fringe benefit plans or programs as a result of the performance of Services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant declines and waives any and all rights, if any, to participation in any of Prudential’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and stock option, pension or 401(k) benefits provided by Prudential to its employees.

7. Expenses and Liabilities. Except as discussed below, Consultant agrees that as an independent contractor, he is solely responsible for all out of pocket expenses he incurs in connection with the Services. Prudential agrees to supply an appropriate workstation, personal computer, telephone, other reasonable office supplies and access to other services as needed.

Notwithstanding the foregoing, upon the submission of reasonable documentation, Prudential agrees to reimburse Consultant for expenses that have been approved in writing and in advance by Mark Grier or Sharon Taylor, or their designees. For such reimbursements, Prudential shall reimburse Consultant on a monthly basis, within thirty (30) days after Prudential’s receipt from Consultant of a reasonably detailed request, accompanied by copies of receipted bills, canceled checks and other satisfactory evidence of Consultant’s payment of the reimbursable expenses. Upon termination of this Agreement, Prudential shall promptly reimburse Consultant for all reasonable pre-approved expenses due and owing to Consultant.

8. No Present or Future Promises. Consultant acknowledges and understands that Prudential makes no promise regarding the renewal or extension of this Agreement, or future agreements.

9. Limitation of Liability; Indemnification.

(a) Reliance. Prudential confirms that Consultant has the right to rely upon, without further investigation or verification, information transmitted to him by Prudential. Prudential agrees that Consultant does not assume responsibility for the truthfulness, accuracy, or completeness of such information whether or not Consultant makes any independent verification thereof.

(b) No Liability. In the absence of gross negligence or willful misconduct in the performance of the Services, Consultant shall not be subject to any liability to Prudential or to any officer, employee, director, stockholder or owner of Prudential, for any error, inaccuracy or omission, material or otherwise, which may appear in any memorandum or other information furnished to or on behalf of Prudential, or for any act or omission in the course of, or in connection with, the rendering or providing of the Services.

(c) Indemnification. Prudential agrees to indemnify and hold harmless Consultant, to the full extent permitted by law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) directly related to or arising out of this engagement of Consultant and the Services, and will reimburse Consultant for any expenses (including reasonable attorneys’ fees), as they are incurred by Consultant in connection with investigating, preparing or defending any such action or claim. Prudential will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted from Consultant’s gross negligence or willful misconduct. Prudential further agrees that Consultant shall not have any liability to Prudential for or in connection with this engagement except if such liability is for losses, claims, damages, or expenses incurred by Prudential that result primarily from Consultant’s gross negligence or willful misconduct, and then only for an amount not exceeding the sum of all fees paid by Prudential to Consultant under Section 3 and all expenses reimbursed to Consultant by Prudential under this Section 9(c). The foregoing shall be in addition to any rights that Consultant may have at common law or otherwise, including but not limited to any right to contribution. If an action, suit, or proceeding (each an “Action”) is brought against Consultant pursuant to which indemnification may be sought, Consultant will promptly notify Prudential in writing of the institution of such Action. Prudential will be entitled to assume the defense of such Action, including the employment of counsel and the payment of expenses in connection with such Action. Consultant will have the right to employ his own counsel at Prudential expense if (i) Prudential authorizes the employment of such counsel, (ii) Prudential has failed in its obligation to employ counsel to take charge of such defense, or (iii) in the reasonable opinion of Consultant’s counsel, the use of joint counsel presents a conflict of interest or prevents adequate representation of the interests of both Consultant and Prudential.

Notwithstanding the foregoing, Consultant shall indemnify and hold harmless Prudential, its agents and employees, from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including but not limited to reasonable attorney’s fees, arising out of or resulting from (i) a claim by Consultant that Consultant is a Prudential employee and not an independent contractor, including, but not limited to: (1) any taxes Prudential is required to pay on behalf of Consultant, (2) the cost of any employee benefits Prudential is required to provide to or pay for on behalf of Consultant, (3) any claim, lawsuit, or proceeding brought by Consultant against Prudential based upon an employer-employee relationship. The provisions of this Section shall survive the completion or termination of this Agreement.

10. Non-Exclusivity. Prudential reserves the right to engage other consultants to perform Services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons who may have business interests that conflict with those of Prudential, subject to the provisions set forth below.

11. Confidentiality of Terms. Consultant agrees to keep the terms of this Agreement confidential, except to Consultant’s immediate family, attorneys, tax advisors/accountants, and as otherwise required by law.

12. Confidentiality/Privacy.

A. Consultant acknowledges that Consultant may be provided with confidential and proprietary information of Prudential or third parties with whom Prudential conducts business (collectively, “Confidential Information”). Consultant covenants and agrees that Consultant:

(a)	will keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure of such Confidential Information;

(b)	will not, directly or indirectly, disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Confidential Information, without first obtaining Prudential’s prior written consent;

(c)	will not make use of any Confidential Information for his own purposes or the benefit of anyone or any other entity other than Prudential;

(d)	(i) upon completion of Consultant’s engagement, or (ii) at any time Prudential may so request, Consultant will deliver promptly to Prudential, or at Prudential’s option, will destroy, all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information which Consultant may then possess or have under his control; and

(e)	that Consultant will take no action with respect to the Confidential Information that is inconsistent with its confidential and proprietary nature.

B. For purposes of this agreement, Confidential Information shall include all business information of Prudential, including but not be limited to, the following:

(a)	information relating to Prudential’s planned or existing leases and contracts;

(b)	information that describes Prudential organizational structuring, new lines of business, and new business initiatives;

(c)	confidential information of third parties, including but not limited to, software, business plans, financial information, customer lists and other business affairs;

(d)	financial data, lists, statistics, programs, research, developments, employee data and information, information relating to Prudential’s insurance and financial products, and planned or existing computer systems architecture; and

(e)	“Customer Information”, which is defined as all information provided by or at the direction of Prudential about a customer of Prudential or any Prudential affiliate, including but not limited to name, address, telephone number, email address, account or policy information and any list or grouping of customers.

Confidential Information shall not include information that (i) is in the public domain not as a result of a disclosure by Consultant, (ii) is rightfully in the possession of Consultant prior to disclosure by Prudential, or (iii) is received by Consultant in good faith and without restriction from a third party, not under a confidentiality obligation to Prudential and having the right to make such disclosure. The foregoing exceptions do not apply to the disclosure of Customer Information, which may not be disclosed without Prudential’s prior written consent.

C. If Consultant is required to disclose any such Prudential Confidential Information or Prudential Customer Information by law or any court or other legal authority, or by subpoena or discovery in a lawsuit, he may make those disclosures that his lawyers conclude are necessary to comply with the disclosure requirement. However, Consultant shall give prompt written notice to Prudential so it may seek an appropriate remedy to prevent or limit the disclosure.

Consultant certifies that he is in compliance with any applicable laws and/or regulations with respect to privacy and data security relative to Customer Information and that he has implemented and will maintain an effective information security program to protect Prudential’s Customer Information, which program includes administrative, technical and physical safeguards:

(a)	to ensure the security and confidentiality of Customer Information;

(b)	to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

(c)	to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to Prudential or its affiliates or to customers of any of them.

In the event that Consultant is in material breach of this Section, he shall immediately advise Prudential and take steps to remedy such breach, including but not limited to protecting customers, Prudential, and Prudential affiliates against the consequences of any disclosure or use of Customer Information in violation of this Agreement. Notwithstanding any such remedy of a material breach of this Section 12(C), Prudential reserves the right to terminate this Agreement immediately upon written notice to Consultant should such material breach occur and may pursue such other remedies as may be available to Prudential at law or equity.

D. If Consultant will be given access to Prudential’s computer system(s) or software (“Systems”) in connection with performance of the Services, Consultant shall comply with Prudential’s system security policies, as may be revised by Prudential from time to time (collectively, “Security Regulations”) and will not tamper with, compromise or circumvent any security or audit measures employed by Prudential. Consultant agrees that Prudential may review any information, electronic mail communications, or other data stored on or contained in any computer hard drive, disk, or any other storage medium located on the premises of Prudential to determine whether there has been any breach of security or violations of this Agreement, regardless of whether such computer hard drives, disks, storage media or electronic mail communications are on equipment owned or leased by Prudential or are brought or sent onto Prudential’s premises by Consultant. In the event that Prudential concludes that there has been any breach of security or violation of this Agreement by Consultant, Prudential reserves the right to disclose any computer files or electronic mail message to third parties, including (but not limited to) law enforcement officials, as Prudential deems appropriate without any prior notice to any individuals who may have written, sent or received such files or message.

13. Enforcement of Restrictive Covenants. Consultant agrees that it would be difficult, if not impossible, to ascertain damages in the event of his breach of any provision of Section 12, and that, therefore, Prudential, without limiting any other remedy or right which it may have (including any right to damages). Moreover, if Consultant is found by a court or other tribunal to have violated any provision of Section 12, Consultant shall be required to pay all reasonable attorneys’ fees and costs incurred by Prudential in seeking to enforce its rights under the Section. The provisions of this Section shall survive the termination of this Agreement.

14. Securities Laws. Consultant acknowledges that in the performance of the Services he may be provided with and have access to material, non-public information about Prudential, its affiliates, and its ultimate parent, Prudential Financial, Inc. (“Prudential Financial”). In addition to Consultant’s obligation to protect the confidentiality of this information as provided in Section 12, Consultant represents and warrants that he will comply with the requirements of applicable federal and state securities laws, including, but not limited to, all restrictions on the use and disclosure of inside information and rules governing the purchase and sale of Prudential Financial securities.

15. Severability. In the event any provision of this Agreement shall be adjudged invalid or unenforceable, such adjudication shall not affect the other provisions of this Agreement, which shall remain in full force and effect. In the event Prudential is entitled to damages for a breach of this Agreement or any other agreement between Prudential and the undersigned, or with respect to any other matter arising out of the engagement of the undersigned by Prudential, Prudential shall be entitled to offset such damages or claims against amounts due and owing from Prudential to Consultant.

16. Conflicts of Interest. Consultant represents and warrants to Prudential as follows: (1) he will honor the confidentiality of any information received from a prior employer and he will comply with any legal obligation imposed on him by a prior employer; (2) he has not entered into any contract or agreement, or executed any document whatsoever, with any other person, firm, association, corporation or educational institution that will in any manner prevent him from: (a) giving Prudential the benefit of services contracted for under this Agreement; (b) disclosing and assigning Protected Works (as hereinafter defined) exclusively to Prudential hereunder; and (c) performing any other provision of this Agreement; (3) he will not enter into any such contract or agreement, or execute any such document, which will create a conflict of interest or which will prevent him from freely performing any of the provisions of this Agreement; and (4) he will not knowingly incorporate confidential information of any person or entity not a party to this Agreement into any materials furnished to Prudential hereunder without prior written notice to and consent from Prudential.

17. Protected Works. The term “Protected Works” as used in this Agreement means any and all original work or writing, ideas, inventions, formulas, techniques, processes, concepts, systems, programs, software, hardware systems, schematics, flow charts, computer data bases, customer lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by the Consultant as a part of the Services pursuant to this Agreement and used or intended for use by or on behalf of Prudential or Prudential’s clients. Such Protected Works shall be considered A WORK MADE FOR HIRE, as defined by Title 17, United States Code, Section 101(2).

18. Assignment and Ownership of Protected Works. In addition to the rights granted to Prudential elsewhere in this Agreement, Consultant hereby assigns and agrees to assign all of his respective rights, title, and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Prudential. Consultant further agrees at Prudential’s request and without further consideration, but at the expense of Prudential, Consultant and Consultant’s successors will communicate to Prudential any facts known to Consultant respecting said Protected Works and improvements thereto or derivatives thereof and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally to do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Prudential. Consultant agrees that he will not apply for any state, federal, or other jurisdiction’s registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Prudential or others designated by Prudential. Consultant agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Consultant will be liable to Prudential for all damages, including reasonable attorneys’ fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by the Consultant without the express written consent of Prudential. The provisions of this Section shall survive the termination of this Agreement.

19. Definition of Prudential. For purposes of this Agreement, Prudential means Prudential Financial Incorporated or any corporation or other business directly or indirectly controlling, controlled by or under common control with the Prudential Insurance Company of America, whether before or after execution of this Agreement.

20. Changes. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and Prudential.

21. Termination Due to Material Breach. Either party may terminate this Agreement before its expiration immediately, and without prior notice, if the other party materially breaches the Agreement. A material breach by Consultant shall occur if: (1) he fails to perform work in a satisfactory manner; (2) he is dishonest or commits a felony or crime involving moral turpitude; (3) he performs the Services under the influence of alcohol, illegal drugs, or other substances that could adversely affect the Services provided; (4) he breaches any other material obligations, or (5) he violates any local, state, or federal law (other than minor traffic offenses). With respect to items (1) and (4) above, Prudential may terminate this Agreement only if said breach is not cured within ten business (10) days after notice of the breach has been provided to Consultant. A material breach by Prudential shall occur if (1) Prudential refuses to pay Consultant fees due and owing under this Agreement within (10) days of receiving written notice from Consultant that such fees have not been paid in accordance with Section 3; or (2) Prudential fails to provide information or support services to Consultant necessary for Consultant to provide the Services described herein and such failure is not cured by Prudential within ten (10) days after receiving written notice from Consultant of the failure. In the event that the Agreement is terminated for a material breach, Prudential is obligated only to pay the unpaid portion of the Retainer Fee.

22. Survival. All provisions of this Agreement relating to proprietary rights, confidentiality, non-disclosure, indemnification and limitation of liability shall survive the completion of the Services or any earlier termination of this Agreement.

23. No Waiver. The failure of either party to execute a right or to require performance by the other party of any part of this Agreement shall not affect the full right to exercise such right or to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

24. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Prudential and its successors and assigns, and upon any person/entity acquiring all or substantially all of Prudential’s assets and business.

25. Complete Agreement. This Agreement is the complete and exclusive statement of the Agreement between the parties and superseded all prior or contemporaneous representations, communications and contractual agreements relating to the consulting services to be performed by Consultant under this Agreement, whether written or oral.

26. Publicity. Consultant shall not use Prudential’s name, or any trade mark, service mark, trade name, logo or other commercial or product designations of Prudential for any reason, including, but not limited to, any oral or written advertisements, brochures, correspondence or other promotional materials, without Prudential’s prior written consent in each instance.

27. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey without regard to the conflict of laws provisions. Consultant and Prudential agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement shall be an appropriate court located in New Jersey.

28. Notices. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (1) if by hand delivery, upon receipt; (2) if mailed, three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested, or (3) if sent via overnight courier, upon receipt. All notices to the Consultant shall be addressed to him at his home address. All notices to Prudential shall be mailed to Sharon Taylor at 751 Broad Street, Newark, NJ 07102. Either party may change its address by giving written notice to the other party in accordance with the terms of this Section.

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representative as of the date and year first set forth above.

CONSULTANT

/s/ Robert C. Golden
ROBERT CHARLES GOLDEN

PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Mark B. Grier
Name:	Mark Grier
Title:

By the signature above, Consultant acknowledges and warrants that prior to signing; Consultant has read this Agreement in its entirety and was afforded the opportunity to have the Agreement reviewed by legal counsel. Specifically, Consultant understands that this contractual relationship is an independent contractor relationship by Consultant’s signature above.

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